Exhibit 10.3

ADMINISTRATIVE SERVICES AGREEMENT

THIS ADMINISTRATIVE SERVICES AGREEMENT (this “Agreement”), dated as of July 12, 2011 is entered into between SETTLEMENT FUNDING, LLC, a Georgia limited liability company (“Settlement Funding”) and PEACH GROUP HOLDINGS INC., a Delaware limited liability company (“PGHI”).

WHEREAS, J.G. Wentworth, LLC, Peach Acquisition LLC (“JGW Merger Sub”), Peach Holdings, Inc., PGHI and Orchard Acquisition Company (“OAC”) have entered into an Agreement and Plan of Merger, dated as of February 19, 2011, as amended (the “Merger Agreement”) pursuant to which JGW Merger Sub will merge with and into OAC (the “Merger”), with OAC continuing as the surviving company; and

WHEREAS, pursuant to Section 5.22(b) of the Merger Agreement, PGHI desires to engage Settlement Funding to provide such administrative services from Settlement Funding; and

WHEREAS, Settlement Funding has the ability and is willing to provide such administrative services to PGHI.

NOW, THEREFORE, in consideration of the mutual promises set forth below, the parties hereby agree as follows:

1. Applicability of this Agreement. During the term of this Agreement, Settlement Funding shall provide PGHI with (i) various administrative services, as more fully set forth in Exhibit A hereto (“Administrative Services”) and (ii) any additional administrative services not included in Exhibit A which PGHI may request Settlement Funding to provide from time to time (“Additional Administrative Services”) (the Administrative Services and Additional Administrative Services being collectively referred to herein as the “Services”); provided, however, that Settlement Funding’s obligation to provide Additional Administrative Services under this Agreement shall exist only to the extent that such Additional Administrative Services may be furnished from Settlement Funding’s then existing personnel (the “Existing Personnel”) and then existing equipment (the “Existing Equipment”), and in no case shall Settlement Funding be required to hire personnel or purchase equipment in order to provide the Additional Administrative Services under this Agreement.

2. Existing Personnel. Settlement Funding will not be obligated to supply, nor does PGHI have the right to specify, the actual person or persons who will perform the Services under this Agreement for PGHI. Notwithstanding the foregoing, however, Settlement Funding will employ good faith efforts to identify suitable Existing Personnel from among those available employees of Settlement Funding possessing the necessary skill and training to facilitate the provision of adequate services under this Agreement. In addition, upon a good faith demonstration by PGHI that the Services provided by the person or persons selected by Settlement Funding are not suitable for PGHI’s needs under this Agreement, Settlement Funding will, to the extent available, substitute other qualified Existing Personnel for the provision of such Services.

3. Termination of Services. This Agreement may be terminated, in whole or in part, at any time by the mutual consent of Settlement Funding and PGHI; provided, however, that PGHI shall reimburse Settlement Funding for the cost of such Service or Services through the last day such Service or Services are rendered.

4. Charges for Services; Certifications.

(a) Out of Pocket Expenses. PGHI shall reimburse Settlement Funding for all out-of-pocket third party expenses incurred by Settlement Funding and its applicable Employees in the provision of Services under this Agreement which will be billed to PGHI per actual invoice.

(b) Costs and Charges. Subject to Section 4(a), all charges, fees and costs that may be due to Settlement Funding by PGHI in connection with this Agreement shall be satisfied by the payment obligations of Life Settlement Corporation under Section 5(b) of that certain Administrative Services Agreement, dated as of July 1, 2000, as amended, between Settlement Funding and Life Settlement Corporation (the “LSC Administrative Services Agreement”). If the Percent Fee (as defined in Section 5(b) of the LSC Administrative Services Agreement) is not sufficient to cover Settlement Funding’s costs (including its employee costs) incurred in performing its duties under this Agreement and the LSC Administrative Services Agreement, then the parties agree to negotiate in good faith an amendment to this Agreement and the LSC Administrative Services Agreement to pay a sufficient fee to Settlement Funding to cover its costs. If Settlement Funding notifies PGHI that the payments under the LSC Administrative Services Agreement are not sufficient, Settlement Funding shall provide PGHI and its auditors access to Settlement Funding’s books and records during normal business hours on reasonable notice to enable PGHI to confirm the costs, not more often than one time in any 12 month period unless Settlement Funding makes a claim for adjustment more than once in any twelve month period. If the parties are unable to reach such an Agreement within 30 days of bringing this issue to the Attention of LSC and PGHI, Settlement Funding shall be entitled to unilaterally reduce the scope of services provided under this Agreement so as not to be paid less than the costs incurred in performing those services.

(c) Certifications. At the written request of PGHI, Settlement Funding shall, on an annual basis 90 days after year end, provide PGHI with an officer’s certificate certifying that Settlement Funding’s method of calculating the costs and expenses that it will be reimbursed by PGHI hereunder have been determined in accordance with the provisions of this Section 4. In addition, Settlement Funding will provide PGHI, in its capacity as subservicer or in order to provide appropriate back-up certification, an officer’s certificate certifying to the fulfillment of any obligation in connection with this Agreement, certifying to (i) all life settlement monthly servicing reports (on or before the 10th day after each month), (ii) quarterly (within forty days after the end of each quarter unless required earlier under existing agreements) and annual (within 85 days after the end of the year) agreed upon procedures reports, and (iii) financial data provided to support quarterly unaudited and annual audited financial statements, in the case of each of the foregoing clauses, of PGHI and its subsidiaries, including Life Settlement Corporation.

5. Independent Contractor. The relationship of Settlement Funding to PGHI under this Agreement shall be solely that of an independent contractor entering into a services agreement. No representations or assertions shall be made or actions taken by either party which could imply or establish any agency, joint venture, partnership, employment or trust relationship between the parties with respect to the subject matter of this Agreement. Neither Settlement Funding nor PGHI shall have any authority or power whatsoever to enter into any agreement, contract or commitment on behalf of the other party or create any liability or obligation whatsoever on behalf of the other party to any person or entity.

6. Termination. In the event of a material breach of any provision of this Agreement by either party hereto, the non-breaching party may cancel this Agreement by sending written notice to the breaching party of such cancellation, which notice shall be received by the breaching party at least fifteen days prior to the effective date of such cancellation; provided, however, that if the breaching party, prior to the effective date of such cancellation, has either cured the breach or taken all reasonable steps necessary to begin effecting a cure, this Agreement shall remain in effect. In the event of such termination, PGHI shall pay to Settlement Funding all amounts owing to Settlement Funding hereunder, accrued through the date of termination.

7. Miscellaneous.

(a) All provisions of this Agreement shall be binding upon the parties hereto, their respective successors, legal representatives and assigns. Neither party shall have the right to assign all or any portion of its obligations under or interest in this Agreement, except monies which may be due pursuant hereto, without the prior written consent of the other party.

(b) No waiver by either party hereto of any of its rights under this Agreement shall be effective unless in writing and signed by an officer of the party waiving such right. No waiver of any breach of this Agreement shall constitute a waiver of any subsequent breach, whether or not of the same nature. This Agreement may not be modified except by a writing signed by officers of each of the parties hereto.

(c) This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and cancels and supersedes any and all prior written or oral contracts or negotiations between the parties hereto with respect to the subject matter hereof. All exhibits referenced herein are hereby incorporated into this Agreement and made an integral part hereof.

(d) This Agreement and the rights and obligations of the parties under this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware without regard to the conflict of laws principles thereof.

(e) The descriptive headings of the several sections hereof are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

(f) Any notice, request, or other communication required or permitted in this Agreement shall be in writing and shall be sufficiently given if delivered to the last known address of a party.

(g) Wherever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their respective names by their duly authorized representatives as of the day and year first above written.

SETTLEMENT FUNDING, LLC
By:	/s/ James D. Terlizzi
Name:	James D. Terlizzi
Title:	Chief Executive Officer

PEACH GROUP HOLDINGS INC.
By:	/s/ James D. Terlizzi
Name:	James D. Terlizzi
Title:	Chief Executive Officer

[Signature Page to Administrative Services Agreement]

EXHIBIT A
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ADMINISTRATIVE SERVICES AGREEMENT

Administrative Services

Settlement Funding shall provide to PGHI, as agreed from time to time by the parties to the Agreement, the Administrative Services set forth below that are requested by PGHI. In addition, Settlement Funding shall provide any Additional Administrative Services requested by PGHI from time to time and which Settlement Funding can provide from its available Existing Personnel.

1. Accounting/Controllership Services. These services shall include performing for PGHI and all of its subsidiaries (as of the date of the closing of the Merger), functions such as daily bank reconciliations, operations relating to any Peach Distribution Assets (as such term is defined in the Merger Agreement) that are being serviced by Settlement Funding, maintenance of books and records, preparation of financial statements, financial audit support, the fulfillment of any reporting requirements relating thereto, and such other related services reasonably necessary to permit PGHI to meet its financial reporting obligations in a manner consistent with past practices.

2. Tax Services. These services shall include providing for PGHI and all of its subsidiaries (as of the date of the closing of the Merger), all information on any Peach Distribution Assets that are being serviced by Settlement Funding that would allow PGHI to make or defend any tax filing made. Further, Settlement Funding shall provide all data and information required for any State or Federal tax filing (including preparation of any and all Forms that are required to accompany such a filing and/or any extensions relating thereto in a manner consistent with past practice, including quarterly estimated payments, if any) by PGHI and any of its subsidiaries (as of the date of the closing of the Merger). Settlement Funding will prepare drafts of any such required filings for PGHI review and will assist and support PGHI in any audits thereof.

3. Treasury Services. These services shall include providing for PGHI and all of its subsidiaries (as of the date of the closing of the Merger), any financing facility reporting, agreed upon procedures fulfillment for any financing facilities, cash and debt management and reporting and asset valuations. Settlement Funding will also handle all administrative tasks relating to any checks, wires or any other payments needed for PGHI and all of its subsidiaries (as of the date of the closing of the Merger) and such other related services reasonably necessary to permit PGHI to meet its cash management needs in a manner consistent with the current practices detailed on Schedule 1 attached hereto.

SCHEDULE 1
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ADMINISTRATIVE SERVICES AGREEMENT

Treasury Services

Company/Service	PGHI	LSC	SES	DLP Irish I	DLP Irish II	DLP Irish III	DLP I	DLP II	DLP III
Facility Reporting (Monthly)				1	1	1
Premium Borrowings				1	1	1
Internal Report and Reconciliations			1	1	1	1
Premium Payments (Internal)		1		1	1	1
Deposits Checks				1	1	1
Premium Payments (Third Party)
AUP				1	1	1
Cash Management	1	1	1	1	1	1	1	1	1
Debt Management			1	1	1	1
Portfolio valuations Part of Monthly rpts		1	1	1	1	1